Exhibit 99.1

Blount Announces Executive Retirement and Supply Chain and Manufacturing Management Changes

PORTLAND, OR - October 22, 2013: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) announced today that Kenneth O. Saito, Senior Vice President - Supply Chain and Manufacturing Operations will retire from the Company, effective December 31, 2013. Mr. Saito joined the Company in March 1973, and he has held various positions, including Senior Vice President ‑ Manufacturing & Operations, President of the Oregon Cutting Systems Group, and Senior Vice President ‑ Finance & Administration of Oregon Cutting Systems Group.

“Ken has had a remarkable career with Blount over the past 40 years. His leadership has contributed significantly to our success in becoming a leading company within our industry,” stated Josh Collins, Blount’s Chairman and CEO. “We offer him our congratulations and best wishes as he transitions over the coming months to a well-deserved retirement.”

In advance of his retirement, Mr. Saito’s responsibilities will be divided among three new positions. David K. Parrish, currently Blount’s Vice President of Supply Chain, has been elected Senior Vice President - Global Supply Chain by the Company’s Board of Directors, effective November 1, 2013.

Also, William C. Alford, currently Blount’s Vice President of Continuous Improvement and Quality, and Manager of Portland Metro Manufacturing Operations, will assume the role of Vice President - FLAG Manufacturing and will be responsible for all FLAG manufacturing operations worldwide. Lastly, Jeffrey S. Moore, currently Vice President of Manufacturing Development, will become Vice President - Operational Excellence. Mr. Moore will be responsible for global continuous improvement efforts, including lean deployment and quality systems, and environmental, health, and safety (EH&S) initiatives.

“We are fortunate to have strong leaders within the organization to step up and fill the roles needed to continue the significant progress we have made within our manufacturing and supply chain organization,” stated Mr. Collins. “David, Bill, and Jeff have worked closely with Ken in recent years, which will support a seamless transition over the coming months.”

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Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.